UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13A Leningradsky Prospekt
Moscow, Russia	125284
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6347

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 14, 2012, CTC Media, Inc. (the “Company”) filed a Report on Form 8-K (the “Original 8-K”) announcing that Boris Podolsky had accepted the Company’s offer to serve as its Chief Executive Officer, effective June 13, 2012. Mr. Podolsky served as Acting CEO from the resignation of Anton Kudryashov in December 2011. The Company is filing this Report on Form 8-K/A to amend the Original 8-K to include a description of the material terms of Mr. Podolsky’s Employment Agreement.

Under the terms of Mr. Podolsky’s Employment Agreement he is entitled to an annual base salary of US$800,000, less all applicable Russian federal and local taxes and withholdings.  From January 1, 2013, this base salary may be adjusted (but not reduced) from time to time in accordance with normal business practice and upon mutual agreement of Mr. Podolsky and the Company. Mr. Podolsky’s base salary shall be paid in Russian rubles, with each regular installment converted into Russian rubles at the average US dollar-Russian ruble exchange rate for the immediately preceding calendar month (or such other period in respect of which such installment is paid).

Mr. Podolsky is also eligible under the terms of his Employment Agreement for an annual cash performance bonus equal to up to one hundred percent (100%) of his base salary, less all applicable Russian federal and local taxes and withholdings, subject to the achievement of performance targets to be set annually by the Board of Directors.

The Board of Directors intends to grant to Mr. Podolsky an equity award in connection with his new position. The terms of such award have not yet been determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: August 6, 2012	By:	/s/ Boris Podolsky
Name: Boris Podolsky
Title: Chief Executive Officer